EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135402), Form S-3 (File No. 333-158376), Form S-3 (File No. 333-189180), Form S-8 (File No. 333-193405) and Form S-8 (File No. 333-32921) of First Federal Bancshares of Arkansas, Inc. (the “Company”) of our report dated March 28, 2014 on the consolidated financial statements of the Company as of December 31, 2013 and 2012 and for years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Little Rock, Arkansas

March 28, 2014